UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2008

VIRGIN MEDIA INC.

(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	File No. 000-50886 (Commission File Number)	59-3778427 (IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                     Other Events

On April 11, 2008, Virgin Media Inc. (the “Company”)  announced the pricing of its offering of $1 billion aggregate principal amount of 6.50% Convertible Senior Notes due 2016 (the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The Notes are not guaranteed by the Company’s subsidiaries.  The sale of the Notes is expected to close on April 16, 2008, subject to satisfaction of customary closing conditions.  The Company also granted the initial purchasers a 30-day over-allotment option to purchase up to $150 million aggregate principal amount of additional Notes.

The Notes will bear interest at a rate of 6.50% per year, payable in cash semi-annually in arrears, beginning on November 15, 2008.  The Notes will be convertible, subject to certain conditions, at an initial conversion rate of 52.0291 shares per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of approximately $19.22 per share and which represents a 55.38% premium to the closing share price on April 10, 2008), subject to adjustment upon the occurrence of certain events. Upon conversion of a Note, a holder will receive, at the election of the Company, shares of the Company’s common stock, cash or a combination of cash and common stock.  The Company may not redeem the Notes prior to their maturity. Holders of the Notes may require the Company to purchase all or a portion of their Notes, in cash at par, upon the occurrence of certain fundamental changes involving a change of control or delisting of the Company’s common stock.

The Company intends to use the net proceeds from the offering of $979 million, combined with existing cash reserves, to prepay a portion of its outstanding “A” and “B” loans under its senior credit facilities. It is anticipated that the Company promptly will voluntarily prepay approximately GBP 261m of the “A” tranche that is currently scheduled for payment in September 2009, and approximately GBP 243m of the “B” tranche that is currently scheduled for repayment in September 2012.

Item 9.01                     Financial Statements and Exhibits

(d)                      Exhibits

99.1	Press release dated April 11, 2008 issued by Virgin Media Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2008	VIRGIN MEDIA INC.

	By:	/s/ Bryan H. Hall
Bryan H. Hall
Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated April 11, 2008 issued by Virgin Media Inc.